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EXHIBIT 99.1

                               INSWEB CORPORATION
                              FOR IMMEDIATE RELEASE

MEDIA RELATIONS CONTACT:
Greg Jones
InsWeb Corporation
650-817-0213
gjones@insweb.com

INVESTOR RELATIONS CONTACT:
Alex Wellins or Jennifer Jarman
the blueshirt group
415-217-7722
jennifer@blueshirtgroup.com

InsWeb Announces Restructuring

The Company Plans to Significantly Expand Its Insurance Agency Operations and Further Reduce Operating Costs

REDWOOD CITY, Calif., June 4, 2000 - InsWeb Corp. (Nasdaq: INSW), one of the nation's foremost providers of online-insurance services for consumers and insurers, announced today that it plans to expand its online insurance agency operations and implement several cost-cutting measures in the coming months. The company's latest actions are designed to increase recurring revenues, boost operating efficiencies, achieve greater control and predictability of the business, and enhance the consumer experience.

         The company also announced that Mark Guthrie, 39, has been promoted to president of InsWeb, in addition to his role as chief operating officer. Working closely with Hussein Enan, InsWeb's chairman and chief executive officer, Guthrie will help guide the company's new initiatives, including plans to consolidate its corporate headquarters and agency operations and relocate them to the Sacramento area later this year.

         The company also said it expects to reduce its staff by approximately 40 percent during the next two quarters. Most staff reductions will result from discontinuing initiatives not considered core to the company's business model and from synergies resulting from consolidating the company's main operations.

         Said Enan, "These measures, combined with other cost-reduction efforts and our more than $75 million in cash and short-term investments as of March 31, make us confident that we will have more than enough cash to allow us to operate comfortably through 2002, at which point we expect to begin generating profits."

         Enan elaborated on the expansion of the company's agency operations:
"Over the past five-and-a-half years, we have accumulated many valuable assets, including a long list of lead-referral carriers, an extensive online-marketing network, leading edge technology, intimate knowledge of online consumers and a seasoned management team. These assets remain very important to our business and we plan to continue to build on them. As strong as our model is, it is weakened by an over-dependence on lead-referral revenues. Realizing this, we implemented a corrective measure last October with the rollout of our insurance agency capabilities, which we plan to significantly expand nationwide over the next 12 to 18 months. This will help us balance our sources of revenue, give us more control over our business and generate recurring revenues from policyholders. It will also enhance user satisfaction by increasing the number of carriers from which consumers can choose. Our agency already represents nine carriers in four western states."

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         Moreover, InsWeb has been actively working on new technology to maximize the efficiency of its agency operations. Last quarter, the company unveiled fully automated online technology that enables the purchase of automobile insurance without the need to speak to an agency representative, and places proof of insurance in the hands of consumers in minutes. The company plans to aggressively push adoption of this new technology by its carriers.

         InsWeb also confirmed today that it expects revenues for the second quarter to be approximately $5 million. Due to anticipated near-term effects of the restructuring, the company also said it estimates that quarterly revenues for the balance of fiscal 2000 will be significantly lower than originally projected. In addition, the company said it would take one-time charges in the second quarter. The charges are related to the planned restructuring and the discontinuation of Benelytics Inc., following InsWeb's previously announced strategic partnership with eHealthInsurance.com.

         InsWeb will host a conference call to discuss this announcement on Mon., June 5 at 11 a.m. (PDT). Open to the public, the conference call will be accessible by dialing 800-633-8467. Following its conclusion, a replay of the call will be available for two days by dialing 800-633-8284 and entering pass code 15432059.

About InsWeb

         InsWeb (www.insweb.com) enables online consumers to compare free, multiple quotes sponsored by more than 50 of the nation's leading insurers for auto, term life, homeowners and health insurance. InsWeb provides live customer service, interactive tools and research capabilities, and is accessible from more than 180 leading sites, including Yahoo!, MSN, Snap.com, LookSmart, E*TRADE and Netscape Netcenter. InsWeb's brand and technical platform support InsWeb Japan K.K., a joint venture co-founded with SOFTBANK Finance Corp. and Marsh McLennan Companies. InsWeb is headquartered in Redwood City, Calif.

                                    # # #

This news release contains forward-looking statements, including statements which report the company's current views with respect to its growth strategy and future financial performance. These statements are based on current information which we have assessed, but which by its nature is dynamic and subject to abrupt changes. The company's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the company's business; which include, but are not limited to, the company's ability to successfully implement its strategy of expanding its agency operations, the company's ability to maintain and expand its relationships with its participating insurance carriers and its online partners, and consumer acceptance of and the company's further implementation of new product offerings. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the company's most recent filings with the Securities and Exchange Commission.

"INSWEB" is a registered service mark of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance carriers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.